PARSONS/BURNETT/BJORDAHL LLP
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ATTORNEYS

James B. Parsons
jparsons@pblaw.biz

VIA EDGAR CORRESPONDENCE ONLY

September 25, 2014

Board of Directors
Panamera Healthcare Corporation.
To Whom it May Concern::
In our capacity as counsel for Panamera Healthcare Corporation.(the "Company"), we have participated in the corporate proceedings relative to the issuance by the Company of a maximum of 3,990,000 shares of common stock as set out and described in the Company's Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company's Articles of Incorporation, as amended to date, (iii) the Company's Amended and Restated By-Laws, as amended to date, (iv) certain resolutions of the Company's board of directors and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing, we opine that:
(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws;
(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;
(3) 2,500,000 shares of common stock previously issued have been duly authorized, validly issued, fully paid and non-assessable.
(4) The 1,490.000 shares of common stock, once issued, will be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to the firm in the Registration Statement.
Very truly yours,

PARSONS/BURNETT/BJORDAHL, LLP

/s/ James B. Parsons

James B. Parsons
JBP:jbp

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